Exhibit 4.1
INHIBITEX, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
(Amended and Restated, Effective June 23, 2010)
SECTION 1. PURPOSE OF THE PLAN
The purpose of the Inhibitex, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”) is to further the interests of Inhibitex, Inc. (the “Company”) and its stockholders by providing long-term performance incentives to those employees, contractors and consultants of the Company and its Subsidiaries and non-employee members of the Board who are largely responsible for the management, growth and protection of the business of the Company and its Subsidiaries.
SECTION 2. DEFINITIONS
For purposes of the Plan, the following terms shall be defined as set forth below:
     (a) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit and other Stock-Based Awards, or other cash payments granted to a Participant under the Plan.
     (b) “Award Agreement” shall mean the written agreement, instrument or document evidencing an Award.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Cause” shall have the meaning given such term in the Award Agreement, or if not defined in the Participant’s Award Agreement, as defined in the employment agreement between the Participant and the Company or any Subsidiary, or if there is no employment agreement or if such term is not defined therein, “Cause” shall mean: (i) an act of dishonesty causing harm to the Company or any Subsidiary; (ii) the knowing disclosure of confidential information relating to the Company’s or any Subsidiary’s business; (iii) impairment in the Participant’s ability to perform the duties assigned to the Participant due to habitual drunkenness or narcotic drug addiction; (iv) conviction of, or a plea of guilty or nolo contendere with respect to, a felony; (v) the willful refusal to perform, or the gross neglect of, the duties assigned to the Participant; (vi) the Participant’s willful breach of any law that, directly or indirectly, affects the Company or any Subsidiary; (vii) the Participant’s material breach of his or her duties following a Change of Control that do not differ in any material respect from the Participant’s duties and responsibilities during the 90-day period immediately prior to such Change of Control (other than as a result of incapacity due to physical or mental illness), which is demonstrably willful and deliberate on the Participant’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period (not to exceed 15 days) after receipt of written notice from the Company or any Subsidiary specifying such breach. If “Cause” is defined in both an employment agreement and an Award Agreement, the meaning thereof in the Award Agreement shall control, unless the Committee otherwise determines at the time the Award is granted.
     (e) “Change of Control” means and includes each of the following: (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act), other than (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary, or (y) a person who acquires such securities directly from the Company in a privately-negotiated transaction or in an underwritten public offering, of any securities of the Company such that, as a result of such acquisition, such person, entity or group beneficially owns (within the meaning of Rule l3d-3 under the Exchange Act), directly or indirectly, more than 35% of the combined voting power of the Company’s then outstanding voting securities (“Voting Securities”), provided that such person, entity or group did not, prior to such transaction or transactions, beneficially own (within the meaning of Rule l3d-3 under the Exchange Act), directly or indirectly, 35% or more of the Voting Securities; (ii) a change in the composition of the Board such that a majority of the members of the Board are not Continuing Directors; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which the stockholders of the Company, immediately prior to such merger or consolidation, own at least 50% of the total voting power of the company surviving such merger or consolidation, immediately following such merger or consolidation; (iv) the complete liquidation of the Company; or (v) a sale or other disposition (in one or more transactions) of all or substantially all of the Company’s assets.
     (f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     (g) “Continuing Director” means, as of any date of determination, any member of the Board who (i) was a member of the Board on the date which is twenty-four months prior to the date of determination or (ii) was nominated for election or elected to the Board with the affirmative vote of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.
     (h) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     (i) “Fair Market Value” means, with respect to Stock, Awards, or other property, the fair market value of such Stock, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee in good faith and in accordance with applicable law (including Section 409A of the Code). Unless otherwise determined by the Committee, the Fair Market Value of Stock shall mean the mean of the high and low sales prices of Stock on the relevant date as reported on the stock exchange or market on which the Stock is primarily traded, or if no sale is made on such date, on the last preceding day on which a sale is made.
     (j) “ISO” means any Option designated as an incentive stock option within the meaning of Section 422 of the Code.
     (k) “Option” means a right granted to a Participant pursuant to Section 6(b) to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option granted to a Participant pursuant to Section 6(b) may be either an ISO or a nonstatutory Option (an Option not designated as an ISO).
     (l) “Participant” shall have the meaning specified in Section 3 hereof.
     (m) “Performance Goals” means any goals established by the Committee, the attainment of which is substantially uncertain at the time such goals are established. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Performance Goals may be based upon: specified levels of or increases in the Company’s, a division’s or a Subsidiary’s return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA); net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; share price (including but not limited to growth measures and total shareholder return), operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; market share; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation, including but not limited to entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement; customer or employee satisfaction; individual objectives; qualitative milestones; any other financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress of the Company and its Subsidiaries (or any business unit of the Company or any of its Subsidiaries); and any combination of any of the foregoing criteria. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable (provided that such modifications are made in accordance with Section 162(m) of the Code, if applicable).
     (n) “Performance Cycle” means the period selected by the Committee during which the performance of the Company or any Subsidiary, or any department, division or function thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved.
     (o) “Restricted Stock” means Stock awarded to a Participant pursuant to Section 6(c) that may be subject to certain restrictions and to a risk of forfeiture.
     (p) “RSU” or “Restricted Stock Unit” means the right granted under Section 6(e) to receive, on the date of settlement, an amount equal to the Fair Market Value of one share of Common Stock, less the assigned value of such RSU. An Award of Restricted Stock Units may be settled in cash, shares of Stock or any combination of the foregoing, as determined by the Committee; provided, however, that all RSUs shall be settled in Stock unless otherwise provided by the Committee.
     (q) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3 as in effect from time to time.
     (r) “SAR” or “Stock Appreciation Right” means the right granted to a Participant pursuant to Section 6(d) to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash, Stock or as specified in the Award, as determined by the Committee; provided, however, that all SARs shall be settled in Stock unless otherwise provided by the Committee.
     (s) “Stock” means the common stock, $0.001 par value, of the Company.
     (t) “Stock-Based Award” means a right that may be denominated or payable in, or valued in whole or in part by reference to, the market value of Stock, other than Options, SARs, Restricted Stock and RSUs.
     (u) “Subsidiary” shall mean any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.
     (v) “Ten Percent Stockholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary.
SECTION 3. ADMINISTRATION OF THE PLAN
The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, their employees, Participants, consultants, contractors, persons claiming rights from or through Participants and stockholders of the Company. Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion (a) to select the employees, non-employee members of the Board, contractors and consultants who will receive Awards pursuant to the Plan (“Participants”), (b) to determine the type or types of Awards to be granted to each Participant, (c) to determine the number of shares of Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (d) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards or other property, or an Award may be canceled, forfeited, or surrendered; (e) to determine whether, and to certify that, Performance Goals to which the settlement of an Award is subject are satisfied; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and (g) to make all other determinations as it may deem necessary or advisable for the administration of the Plan. The Committee may, in accordance with applicable law, delegate to executive officers of the Company the authority, subject to such terms as the Committee shall determine, to exercise authority and perform functions related to the Plan, including, without limitation, the selection of Participants and the grant of Awards to Participants; provided, however, that such executive officers may not take any action under the Plan with respect to Participants who are subject to the reporting requirements under Section 16 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Code.
SECTION 4. PARTICIPATION IN THE PLAN
Only employees, consultants and/or contractors of the Company and its Subsidiaries and non-employee members of the Board shall be eligible to participate in the Plan; provided, however, that only persons who are employees of the Company or any subsidiary corporation (within the meaning of Section 424(f) of the Code) may be granted Options which are intended to qualify as ISOs.
SECTION 5. PLAN LIMITATIONS; SHARES SUBJECT TO THE PLAN
     (a) Subject to the provisions of Section 8 hereof, the aggregate number of shares of Stock available for issuance as Awards under the Plan shall not exceed 10,162,654 shares in the aggregate, all of which may be issued through the exercise of ISOs. For purposes of determining the number of shares of Stock available for grant under the Plan, each SAR shall count against the limit in the preceding sentence based on the number of shares of Stock covered by the SAR, rather than the number of shares of Stock issued in settlement of such SAR. If any shares subject to an Award are forfeited or such Award is settled in cash or otherwise terminates or is settled for any reason whatsoever without an actual distribution of shares to the Participant, any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting, and provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award.
     (b) If a Participant tenders shares (either actually, by attestation or otherwise) to pay all or any part of the exercise price of any Option or if any shares payable with respect to any Award are retained by the Company in satisfaction of the Participant’s obligation for taxes, the shares tendered or retained shall not be available for future Awards under the Plan. Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards in connection with the acquisition of another entity shall not reduce the maximum number of shares available for delivery under the Plan.
     (c) Subject to the provisions of Section 8(a) hereof, the following additional maximums are imposed under the Plan with respect to each fiscal year that the Company is subject to the deduction limitation of Section 162(m) of the Code: (i) the maximum number of shares of Stock underlying any Award granted to a Participant shall not exceed 1,000,000 shares of Stock and (ii) the maximum amount of cash or cash payments that may be granted as Awards to any Participant shall not exceed $2,000,000.

SECTION 6. AWARDS
     (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(a)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of the termination of employment or other relationship with the Company or any Subsidiary by the Participant; provided, however, that the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed. In addition, the Committee may condition the grant, vesting, exercisability and/or settlement of an Award on the passage of time, the achievement of Performance Goals or on such other terms and conditions as the Committee shall determine in its sole discretion. All Awards shall be evidenced by an Award Agreement.
     (b) Options. The Committee may grant Options to Participants on the following terms and conditions:
          (i) The exercise price of each Option shall be determined by the Committee at the time the Option is granted; provided, however, that the per share exercise price of an Option may not be less than the Fair Market Value of one share of Stock on the date of grant (or less than 110% of the Fair Market Value of one share of Stock on the date of grant in the case of an ISO granted to a Ten Percent Stockholder).
          (ii) The Committee shall determine the time or times at which an Option may be exercised in whole or in part, whether the exercise price for an Option shall be paid in cash, by the surrender at Fair Market Value of Stock, by any combination of cash and vested shares of Stock, the means or methods of payment, including by “attestation” and through “cashless exercise” arrangements, to the extent permitted by applicable law, the methods by which, or the time or times at which, Stock will be delivered or deemed to be delivered to Participants upon the exercise of such Option, the term of each Option and the effect of a termination of a Participant’s employment or other service on outstanding Options.
          (iii) The aggregate Fair Market Value, determined as of the date of grant, of Stock underlying Awards granted under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) that are intended to be ISOs which are first exercisable by the Participant during any calendar year shall not exceed $100,000. To the extent an Award purporting to be an ISO exceeds the limitation in the previous sentence, the portion of the Award in excess of such limit shall be a nonstatutory Option. Each Participant awarded an ISO shall notify the Company in writing immediately after the date he makes a disqualifying disposition (as defined in Section 421(b) of the Code) of any Stock acquired pursuant to the exercise of such ISO. In the event of such disqualifying disposition, the Participant shall be required to make appropriate provision to the Company for the payment of any taxes required to be withheld as a result of such sale or disposition. In addition, each Participant agrees to provide the Company with any additional information requested by the Company with respect to such sale or disposition.
     (c) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:
          (i) Restricted Stock awarded to a Participant shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, and such restrictions on transferability and other restrictions and Performance Goals for such periods as the Committee may establish. Additionally, the Committee shall establish at the time of such Award, which restrictions may lapse separately or in combination at such times, under such circumstances, or otherwise, as the Committee may determine.
          (ii) Unless otherwise provided in an Award Agreement, unvested Restricted Stock shall be forfeited to the Company by the Participant upon termination of employment or other service for any reason during the applicable restricted periods. The Committee, in its sole discretion, whether in an Award Agreement or anytime after an Award is made, may accelerate the time at which restrictions or forfeiture conditions will lapse whenever the Committee determines that such action is in the best interests of the Company.

          (iii) Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.
          (iv) Subject to the terms and conditions of the Award Agreement, the Participant shall have all the rights of a stockholder with respect to shares of Restricted Stock awarded to him or her, including, without limitation, the right to vote such shares and the right to receive all dividends or other distributions made with respect to such shares. If any such dividends or distributions are paid in Stock, the Stock shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which the Stock has been distributed, and if any such dividends or distributions are paid in cash, such cash shall be deemed to be reinvested in shares of Restricted Stock that are subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock to which such cash dividend or distribution relates.
     (d) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:
          (i) An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess, if any, of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the per share grant price of the SAR as determined by the Committee as of the date of grant of the SAR, provided that in no event shall the per share grant price of an SAR be less than the Fair Market Value of one share of Stock on the date of grant.
          (ii) The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, the form of consideration payable in settlement, the method by which Stock will be delivered or deemed to be delivered to Participants upon the exercise of an SAR, whether or not an SAR shall be granted in tandem with any other Award, the effect of a termination of a Participant’s employment or other service on outstanding SARs and any other terms and conditions of any SAR.
     (e) Restricted Stock Units. The Committee is authorized to grant RSUs to Participants on the following terms and conditions:
          (i) An RSU shall confer on the Participant to whom it is granted a right to receive, on the settlement date, the excess of the Fair Market Value of one share of Stock on the date of settlement over the assigned value of the RSU. The assigned value of an RSU may be as little as $0.00 and as high as the Fair Market Value of one share of Stock on the grant date. Unless otherwise provided in an Award Agreement, the assigned value of an RSU will be $0.00. RSUs are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan. Each Participant’s right in RSUs is limited to the right to receive payment, if any, as may herein be provided. RSUs do not constitute Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company will establish a mere bookkeeping account that will not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, to meet its obligations hereunder. The right of any recipient of RSUs to receive payments in respect thereof shall be no greater than the right of any unsecured general creditor of the Company.
          (ii) The Committee shall determine the time or times at which an RSU may be settled, the form of consideration payable in settlement of an RSU, the method by which Stock will be delivered to Participants upon the settlement of an RSU, whether or not an RSU shall be granted in tandem with any other Award and any other terms and conditions of any RSU. Unless otherwise provided in an Award Agreement, all unvested RSUs will be forfeited upon a Participant’s termination of employment or other service with the Company or any Subsidiary.

          (iii) Unless otherwise provided in an Award Agreement, each RSU shall be settled within 30 days after the date on which such RSU becomes vested. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit a Participant to defer the settlement date of an Award of RSUs in accordance with rules and procedures established by the Committee. In the event that a Participant elects to defer the settlement date of an Award of RSUs, such RSUs shall be settled within 30 days following such Participant’s termination of employment or other service with the Company and its Subsidiaries if such termination occurs prior to the settlement date otherwise elected by such Participant; provided, however, that (i) RSUs that constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code and the regulations thereunder and that are payable upon a termination of employment or other service shall not be settled upon a termination of employment or other service unless and until such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder and (ii) to the extent required to avoid any taxes imposed by Section 409A of the Code, settlement of an Award of RSUs upon a termination of employment (other than due to death) with respect to a Participant who is a “specified employee” (within the meaning of Section 409A of the Code and the regulations thereunder) shall be made upon the earlier of (a) the first business day of the seventh month following such termination of employment or (b) the fifth business day following such Participant’s death.
          (iv) If permitted by the Committee, a Participant may elect to defer settlement of an Award of RSUs in accordance with rules and procedures established by the Committee. An initial election to defer settlement of an Award of RSUs must be made (i) in the year before the Award is granted, (ii) within 30 days after initial eligibility under the Plan, provided that such election shall apply only to the portion of the Award attributable to services performed after such election is made, (iii) within 30 days after the date of grant, but only if the Participant must continue to provide services for a period of at least 12 months from the date of grant in order to avoid forfeiture of any portion of the Award and the deferral election is made at least 12 months before any portion of the Award is scheduled to vest or (iv) if the Award is subject to the attainment of Performance Goals that have been established no later than 90 days after the beginning of the relevant performance period and at a time when the attainment of such Performance Goals is substantially uncertain, at least six months prior to the date the applicable performance period ends (provided that the performance period is at least 12 months and that such election is made before such Performance Goals are substantially certain to be achieved). A Participant may elect to re-defer the settlement of an Award of RSUs, provided such election (i) does not take effect until 12 months after the date it is made, (ii) defers settlement of the portion of such Award to which such election relates to a date that is at least five years after the date such portion of such Award was previously scheduled to be settled and (iii) is made at least 12 months before the portion of such Award to which such election relates is scheduled to be settled.
          (v) Nothing contained in the Plan shall be construed to give any Participant any rights with respect to Stock or any ownership interest in the Company by reason of an Award of RSUs. Without limiting the foregoing, no provision of the Plan shall be interpreted to confer any voting, dividend, derivative or other similar rights with respect to any RSUs. Notwithstanding the foregoing, a Participant shall be credited with dividends on his unvested RSUs, with such dividends to be reinvested in additional RSUs that will be subject to the same terms, conditions and restrictions (including, without limitation, vesting restrictions and the settlement date) as the underlying RSUs.
     (f) Cash Payments. The Committee is authorized, subject to limitations under applicable law, to grant to Participants cash payments, whether awarded separately or as a supplement to any Award. The Committee shall determine the terms and conditions of such Awards. Grants of cash payments shall be made in accordance with Section 409A of the Code and the regulations thereunder, and the receipt of a cash payment shall not be contingent on the exercise of an Option or an SAR.
     (g) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such Stock-Based Awards, in addition to those provided in Sections 6(b), (c), (d) and (e) hereof, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(g) shall be purchased for such consideration and paid for at such times, by such methods, and in such forms, including, without limitation, cash or Stock, as the Committee shall determine.
SECTION 7. ADDITIONAL PROVISIONS APPLICABLE TO AWARDS
     (a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with, any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary, or any business entity acquired by the Company or any Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. Awards granted in addition to, or in tandem with, other Awards or awards may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards, provided that the per share exercise price of any Option and the per share base price of any SAR shall in no event be less than the Fair Market Value of one share of Stock on the date such Option or SAR is granted, as the case may be (regardless of when the Award or award such Option or SAR is granted in tandem with or in addition to was granted).
     (b) Exchange and Buy Out Provisions. Subject to stockholder approval, the Committee may at any time (in accordance with the rules of the stock exchange or market on which the Stock is then traded or quoted) offer to exchange or buy out any previously granted Award for a payment in cash, Stock, other Awards (subject to Section 7(a)), or other property based on such terms and conditions as the Committee shall determine and communicate to a Participant at the time that such offer is made, provided that (i) payment for any such Award shall be made in accordance with Section 409A of the Code and the regulations thereunder and (ii) no such offer may be made with respect to an Award that constitutes “non-qualified deferred compensation” within the meaning of Section 409A of the Code.
     (c) Performance Goals. The right of a Participant to exercise, become vested in, or receive a grant or settlement of, any Award, and the timing thereof, may be subject to such Performance Goals as may be specified by the Committee.
     (d) Term of Awards. The term of each Award shall, except as provided herein, be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or SAR exceed a period of ten years from the date of its grant (or five years from the date of grant in the case of an ISO granted to a Ten Percent Stockholder).
     (e) Awards to Comply with Section 162(m). The Committee may (but is not required to) grant an Award pursuant to the Plan to a Participant that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code (a “Performance-Based Award”). The right to receive a Performance-Based Award may vary from Participant to Participant and Performance-Based Award to Performance-Based Award, and shall be conditional upon the achievement of Performance Goals that have been established by the Committee in writing not later than the earlier of (i) 90 days after the beginning of the Performance Cycle and (ii) the date by which no more than 25% of a Performance Cycle has elapsed. Before any compensation pursuant to a Performance-Based Award is paid, the Committee shall certify in writing that the Performance Goals applicable to the Performance-Based Award were in fact satisfied.
     (f) Change of Control. In the event of a Change of Control of the Company, the Committee may, in its sole discretion, take any one or more of the following actions with respect to outstanding Awards:
          (i) accelerate the vesting and, if applicable, exercisability, of all outstanding Awards such that all outstanding Awards are fully vested and, if applicable, exercisable (effective immediately prior to such Change of Control);
          (ii) cancel all outstanding Options or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Stock underlying the unexercised portion of the Option or SAR as of the date of the Change of Control over the aggregate exercise price or base price, as the case may be, of such portion, provided that any Option or SAR with an exercise price per share or base price per share, as the case may be, that equals or exceeds the Fair Market Value of one share of Stock on the date of such Change of Control shall be cancelled with no payment due the Participant;
          (iii) require the successor corporation, following a Change of Control if the Company does not survive such Change of Control, to assume all outstanding Awards and/or to substitute such Awards with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of Participants with respect to such Awards.
          (iv) take such other actions as it deems appropriate, including the immediate distribution of amounts that would not otherwise be payable as of the date of the Change of Control (provided that any such action would not result in the imposition of any additional tax to the Participant under Code Section 409A).
The Committee may also provide in an Award Agreement at the time of grant or in a deferral election form at the time a deferral election is made that an RSU that constitutes “non-qualified deferred compensation” within the meaning of Section 409A of the Code will be settled (to the extent then vested, including by reason of this Section 7(f)) upon the occurrence of a Change of Control that satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v), (vi) or (vii), regardless of any deferral election that would provide for settlement at a later date. In addition, if an Award to any Participant is assumed or replaced by an acquiring company and the employment or other service of the Participant with the acquiring company (or its affiliates) is terminated by the acquiring company for any reason other than Cause within 18 months after the date of the Change of Control, then the assumed or replaced Awards that are outstanding on the day prior to the day the Participant’s employment or other service terminates or is terminated shall become vested in the Participant or free of any restrictions as provided in the Award Agreement.
SECTION 8. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION
     (a) In the event that the Committee shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, affects the Stock or the book value of the Company such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock issuable in respect of outstanding Awards, (iii) the aggregate number and kind of shares of Stock available under the Plan, and (iv) the exercise price, grant price, or purchase price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award; provided, however, in each case, that no adjustment shall be made that would cause the Plan to violate Section 422 of the Code with respect to ISOs or that would adversely affect the status of a Performance-Based Award as “performance-based compensation” under Section 162(m) of the Code.
     (b) In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding paragraph) affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, no adjustment shall be made in any outstanding Performance-Based Awards to the extent that such adjustment would adversely affect the status of the Performance-Based Award as “performance-based compensation” under Section 162(m) of the Code.
SECTION 9. GENERAL PROVISIONS
     (a) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of the Company’s stockholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to the stockholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted and any Award Agreement relating thereto. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award. The foregoing notwithstanding, any Performance Goal or other performance condition specified in connection with an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee’s assessment of the Company’s strategy, performance of comparable companies, and other circumstances, except to the extent that any such adjustment to a performance condition would adversely affect the status of a Performance-Based Award as “performance-based compensation” under Section 162(m) of the Code.
     (b) No Right to Award or Employment. No employee, non-employee member of the Board, contractor or consultant or other person shall have any claim or right to receive an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other service provider any right to be retained in the employ or service of the Company or any Subsidiary or as limiting the right of the Company and its Subsidiaries to terminate the employment or service of any Participant at any time and for any reason.
     (c) Taxes. The Company or any Subsidiary is authorized to withhold from any Award, any payment relating to an Award under the Plan (including from a distribution of Stock) or any payroll or other payment to a Participant amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Each Participant who is subject to the reporting requirements of Section 16 of the Exchange Act may, in his discretion, direct the Company to withhold shares of Stock that would otherwise be received upon exercise, settlement or vesting of an Award to satisfy such Participant’s tax withholding obligation with respect to such Award. Withholding of taxes in the form of shares of Stock shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.
     (d) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party (other than the Company or any Subsidiary), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative in the case of the Participant’s disability. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Options (other than an ISO) and Restricted Stock be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners (provided that any such Awards shall continue to remain subject to any forfeiture restrictions applicable to such Awards in the same manner as if no transfer occurred). The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative, transferee or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.
     (e) No Rights to Awards; No Stockholder Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred to the Participant in accordance with the terms of the Award.
     (f) Securities Law Requirements.
          (i) No Award granted hereunder shall be exercisable or settled in Stock if the Company shall at any time determine that (a) the listing upon any securities exchange, registration or qualification under any state or federal law of any Stock otherwise deliverable upon such exercise or settlement, or (b) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such exercise or settlement. In any of the events referred to in clause (a) or clause (b) above, the exercisability or settlement of such Awards shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or any portion of any Award during the period when exercisability or settlement has been suspended.
          (ii) The Committee may require, as a condition to the right to exercise, or receive Stock with respect to, any Award that the Company receive from the Participant, at the time any such Award is exercised, settled, vests or any applicable restrictions lapse, representations, warranties and agreements to the effect that the shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder. The certificates issued to evidence such shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.
     (g) Termination. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on December 31, 2020, and no Awards under the Plan shall thereafter be granted.
     (h) Fractional Shares. The Company will not be required to issue any fractional common shares pursuant to the Plan. The Committee may provide for the elimination of fractions and for the settlement of fractions in cash.
     (i) Discretion. In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any employee, the Company, any Subsidiary, any stockholder or any other person.